Phillips 66 Partners Reports Second-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Second-Quarter Earnings

Highlights

•	Distributable cash flow of $47.8 million

•	Adjusted EBITDA of $57.0 million

•	Net income of $42.0 million

•	Increased quarterly distribution by 8 percent to $0.40 per common unit

HOUSTON, July 31, 2015 – Phillips 66 Partners LP (NYSE: PSXP) announces second-quarter 2015 earnings of $42.0 million, or $0.50 per common unit. Distributable cash flow was $47.8 million and adjusted earnings before interest, income taxes, depreciation and amortization (adjusted EBITDA) were $57.0 million.

“We continue to strategically grow Phillips 66 Partners and increase our quarterly cash distribution,” said Greg Garland, Phillips 66 Partners chairman and CEO. “We are on target to achieve our five-year annual distribution growth goal of 30 percent through 2018.”

On July 22, 2015, the general partner’s board of directors declared a second-quarter 2015 cash distribution of $0.40 per common unit. This distribution represents an 8 percent increase compared with the first-quarter 2015 distribution of $0.37 per common unit and a 33 percent increase from the second quarter of 2014.

Financial Results

Total revenues and other income for the second quarter of 2015 were $83.8 million, an increase of $13.7 million from first-quarter 2015. Equity earnings in the second quarter of 2015 benefited from a full quarter of results from DCP Sand Hills Pipeline, LLC, DCP Southern Hills Pipeline, LLC and Explorer Pipeline Company, compared with one month of results in the first quarter of 2015. The increase in equity earnings was partially offset by lower pipeline and terminaling revenues. This decrease was primarily due to lower volumes in the Sweeny to Pasadena Products System and Clifton Ridge Crude System, resulting from maintenance activities at the connecting Phillips 66-owned refineries.

Total costs were $41.9 million in the second quarter of 2015, an increase of $7.4 million from first-quarter 2015. The increase was largely due to a full quarter of interest expense associated with the $1.1 billion senior notes issued in February 2015 and higher operating costs. These items were partially offset by lower general and administrative expenses driven by lower transaction costs from growth activities.

Phillips 66 Partners Reports Second-Quarter Earnings

Liquidity, Capital Expenditures and Investments

As of June 30, 2015, total debt outstanding was $1.1 billion and the Partnership had more than $600 million of available liquidity, including $104 million in cash and cash equivalents and an unused $500 million revolving credit facility. The credit facility may be increased by up to an additional $250 million.

During the second quarter of 2015, total capital expenditures and investments were approximately $65 million, of which $63 million was spent on capital expansion projects and investments.

Strategic Update

Phillips 66 Partners continues to progress its organic growth projects. The Partnership expects the Cross-Channel Connector Products System and the second phase of the Eagle Ford Gathering System to be completed in the fall of 2015.

The Palermo Rail Terminal is on schedule to begin railcar-loading from truck deliveries by the end of 2015. Construction of the Sacagawea Pipeline is experiencing permitting delays that will postpone the planned startup into 2016. Both the terminal and pipeline are projects in the Bakken region being developed through a 70 percent-owned terminal joint venture and a 50 percent-owned pipeline joint venture, each with Paradigm Energy Partners. The Sacagawea Pipeline is 88 percent-owned by the pipeline joint venture, with the remaining 12 percent owned by Grey Wolf Midstream, LLC, an affiliate of Missouri River Resources.

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 2 p.m. EDT to discuss the Partnership’s second-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Kevin Mitchell (investors) 832-765-2297 kevin.mitchell@p66.com	C.W. Mallon (investors) 832-765-2297 c.w.mallon@p66.com
Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

Phillips 66 Partners Reports Second-Quarter Earnings

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners (including our joint venture operations) are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” and “distributable cash flow.” These are non-GAAP financial measures. EBITDA, adjusted EBITDA and distributable cash flow are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our assets’ ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP performance measure most directly comparable to EBITDA, adjusted EBITDA and distributable cash flow is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References in the release to earnings refer to net income. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Second-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q2 2015	Q1 2015
Selected Income Statement Data
Total revenues and other income	$83.8	70.1
Net income	42.0	35.4

Adjusted EBITDA	57.0	49.0
Distributable cash flow	47.8	41.9

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (Dollars)
Common units	$0.50	0.39
Subordinated units—Phillips 66	—	0.35

Selected Balance Sheet Data
Cash and cash equivalents	$104.3	137.6
Equity investments	835.9	800.8
Total assets	1,469.1	1,454.0
Total debt	1,099.7	1,099.7

Total Equity
Equity held by public
Common units	$802.2	801.4
Equity held by Phillips 66
Common units	177.1	58.0
Subordinated units	—	117.2
General partner	(653.4)	(656.5)
Accumulated other comprehensive loss	(1.5)	(1.5)
Total Equity	$324.4	318.6

Phillips 66 Partners Reports Second-Quarter Earnings

Statement of Income
	Millions of Dollars
	Q2 2015	Q1 2015
Revenues
Transportation and terminaling services—related parties	$62.3	62.8
Transportation and terminaling services—third parties	0.9	1.1
Equity in earnings of affiliates	20.6	6.1
Other income	—	0.1
Total revenues and other income	83.8	70.1

Costs and Expenses
Operating and maintenance expenses	17.5	14.8
Depreciation	5.3	5.1
General and administrative expenses	6.4	7.4
Taxes other than income taxes	3.1	1.3
Interest and debt expense	9.5	5.9
Other expenses	0.1	—
Total costs and expenses	41.9	34.5
Income before income taxes	41.9	35.6
Provision for (benefit from) income taxes	(0.1)	0.2
Net Income	$42.0	35.4

Selected Operating Data
	Thousands of Barrels Daily
	Q2 2015	Q1 2015
Pipeline, Terminal and Storage Volumes
Pipelines(1)
Pipeline throughput volumes
Wholly-Owned Pipelines
Crude oil	282	283
Refined products	446	462
Total	728	745

Select Joint Venture Pipelines(2)
Natural gas liquids	285	97

Terminals
Terminaling throughput and storage volumes
Crude oil(3)	518	558
Refined products	424	431
Total	942	989
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Total post-acquisition pipeline system throughput volumes for the Sand Hills and Southern Hills pipelines (100 percent basis) per day for each period presented.
(3) Crude oil terminals include Bayway and Ferndale rail rack volumes.

	Dollars per Barrel
	Q2 2015	Q1 2015
Revenue per Barrel
Average pipeline revenue*	$0.44	0.44
Average terminaling and storage revenue	0.39	0.38
* Excludes average pipeline revenue per barrel from equity affiliates.

Phillips 66 Partners Reports Second-Quarter Earnings

Capital Expenditures and Investments
	Millions of Dollars
	Q2 2015	Q1 2015
Capital Expenditures and Investments
Expansion	$63.0	31.2
Maintenance	1.5	1.7
Total	$64.5	32.9

Cash Distributions
	Q2 2015	Q1 2015
Cash Distributions* ($ Millions)
Common units—public	$9.7	8.9
Common units—Phillips 66	23.0	8.4
Subordinated units—Phillips 66	—	13.0
General partner—Phillips 66	8.8	6.4
Total	$41.5	36.7
* Cash distributions declared attributable to the indicated periods.

Cash Distribution Per Unit (Dollars)	$0.40	0.37

Coverage Ratio	1.15	1.14

Phillips 66 Partners Reports Second-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q2 2015	Q1 2015
Reconciliation to Net Income
Net Income	$42.0	35.4
Plus:
Depreciation	5.3	5.1
Net interest expense	9.5	5.8
Amortization of deferred rentals	0.1	0.1
Provision for (benefit from) income taxes	(0.1)	0.2
EBITDA	56.8	46.6
Distributions in excess of equity earnings	0.2	0.7
Expenses indemnified or prefunded by Phillips 66	—	0.3
Transaction costs associated with acquisitions	—	1.4
Adjusted EBITDA	57.0	49.0
Plus:
Adjustments related to minimum volume commitments	2.2	1.1
Less:
Net interest	9.5	6.5
Income taxes paid	0.4	—
Maintenance capital expenditures	1.5	1.7
Distributable Cash Flow	$47.8	41.9
Second-quarter 2015 distributable cash flow excluded $5.8 million of equity earnings for which the associated distributions from the equity affiliates were included in the distributable cash flow for the first quarter of 2015, but received in the second quarter of 2015. Distributable cash flow for the second quarter of 2015 including this amount would be $53.6 million.

Phillips 66 Partners Reports Second-Quarter Earnings

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q2 2015	Q1 2015
Reconciliation to Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities	$65.4	31.4
Plus:
Net interest expense	9.5	5.8
Provision for (benefit from) income taxes	(0.1)	0.2
Changes in working capital	(15.9)	4.1
Undistributed equity earnings	(2.2)	5.8
Accrued environmental costs	(0.1)	—
Other	0.2	(0.7)
EBITDA	56.8	46.6
Distributions in excess of equity earnings	0.2	0.7
Expenses indemnified or prefunded by Phillips 66	—	0.3
Transaction costs associated with acquisitions	—	1.4
Adjusted EBITDA	57.0	49.0
Plus:
Adjustments related to minimum volume commitments	2.2	1.1
Less:
Net interest	9.5	6.5
Income taxes paid	0.4	—
Maintenance capital expenditures	1.5	1.7
Distributable Cash Flow	$47.8	41.9
Second-quarter 2015 distributable cash flow excluded $5.8 million of equity earnings for which the associated distributions from the equity affiliates were included in the distributable cash flow for the first quarter of 2015, but received in the second quarter of 2015. Distributable cash flow for the second quarter of 2015 including this amount would be $53.6 million.